Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Proposes an Offering of $400 Million of Senior Notes

Lewisville, TX (February 4, 2013) – Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, announced today that its wholly-owned subsidiaries Nationstar Mortgage LLC (the “Company”) and Nationstar Capital Corporation (together with the Company, the “Issuers”) intend to sell, subject to market and other conditions, $400,000,000 aggregate principal amount of Senior Notes due 2021 (the “Notes”) in a private placement. The Notes will be unsecured and will be guaranteed on a senior basis by Nationstar, Nationstar Sub1 LLC, Nationstar Sub2 LLC and certain of the Company’s wholly-owned subsidiaries.

The Issuers will use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios, including, but not limited to, the acquisition of certain residential mortgage servicing assets from Bank of America, National Association, and/or related businesses from third parties, including, but not limited to, from one or more affiliates of the initial purchasers in this offering.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act. Therefore, the Notes will be subject to restrictions on transferability and resale, and may not be transferred or resold absent an effective registration statement or an applicable exemption from such registration requirements of the Securities Act.

This press release does not constitute an offer to sell or solicitation of an offer to purchase with respect to the Notes or other securities, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Nationstar

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States, with a servicing portfolio of over 1.8 million residential mortgages in excess of $300 billion in unpaid principal balance as of February 1, 2013. Nationstar’s integrated loan origination business mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. Nationstar currently employs over 4,900 people.

Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements convey the Issuers’ current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Issuers’ actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Nationstar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and other required reports, as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at http://www.sec.gov. Unless required by law, the Issuers undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after he date of this press release.